NEWS RELEASE
October 1, 2014

FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
(406) 751-4701

GLACIER BANCORP, INC. ANNOUNCES SUCCESSION PLANNING
PROCESS FOR PRESIDENT AND CEO

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced that it has retained a leading executive search firm to advise the Board of Directors on potential internal and external candidates for a successor to Michael J. Blodnick as President and Chief Executive Officer. To enable an orderly and effective leadership transition, Mr. Blodnick has advised the Board well in advance of his intention to retire.
Mr. Blodnick will continue to serve as President and Chief Executive Officer until a successor is named and the successful transition of responsibilities has been achieved. The Board has retained Spencer Stuart, an executive search firm with extensive experience in CEO transitions, to advise the Board on potential internal and external candidates for a successor President and Chief Executive Officer.
Mr. Blodnick said, “I am pleased that we are retaining an experienced search firm to assist us in this important process. I’m confident we will identify an excellent successor to lead Glacier for many years to come.”
Dallas I. Herron, Chairman of the Board, said “Mick has dedicated his career to Glacier and making it the high quality company it is today. While he will leave big shoes to fill, he has helped establish a culture of service and performance which will serve as a sound foundation for his successor.”
The Board expects to identify and hire a successor by mid-2015. Mr. Blodnick has agreed to remain with Glacier and work with his successor for a timeframe and in a capacity to be determined by the Board to ensure a smooth leadership transition. “After 37 years with Glacier, I have every intention of getting this right for our shareholders, employees and customers,” said Mr. Blodnick.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 79 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of

Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene, operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell, and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier Bancorp, Inc.’s website at http://www.glacierbancorp.com
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 133, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.” These forward-looking statements include, without limitation, statements relating to Mr. Blodnick’s plans to retire and to continue to serve until his successor is named and the timing of implementation of the succession plan.
We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include those factors detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission.